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                                                                    Exhibit 10.9


                            HEALTH SERVICES AGREEMENT


        This Heath Services Agreement (the "Agreement") is made as of this 19th day of October, 1998 (the "Effective Date") between Town Pages Limited., a UK corporation with its principal place of business at 11 Market Square, Alton, Hampshire, GU34 1HD ("Town Pages"), and Medic Media Inc ("pharmachannel.com), a US corporation with its principal place of business at 590 Madison Avenue, New York, NY, 10022.


                                    Recitals
                                    --------

        WHEREAS, pharmachannel.com wishes to act as Town Pages exclusive provider of Health-related content, and to place certain advertisements on website locations owned or controlled by Town Pages;

        WHEREAS, Town Pages wishes to enter into such an exclusive relationship, and to accept such advertising, subject to the terms of this Agreement.

        NOW THEREFORE, Town Pages and pharmachannel.com, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

                                    Agreement
                                    ---------

1.      Definitions.

Capitalized terms used in this Agreement shall have the following meanings:

"Co-Branded Site" shall have the meaning assigned to it in Subsection 3.2 ("Co-Branded Site").

"Confidential Information" shall have the meaning assigned to it in Section 9 ("Confidentiality").

"Disclosing Party" shall have the meaning assigned to it in Section 9 ("Confidentiality").

"Editorial Content" shall mean auto-related editorial content and related materials provided by pharmachannel.com hereunder.

"End User" means a person who visits Town Pages Site, or who links from Town Pages Site to the Co-Branded Site, or both.

"Fee" shall have the meaning assigned to it in Subsection 6.1 ("Fees").

"Indemnified Party" shall have the meaning assigned to it in Section 15 ("Indemnity").


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" pharmachannel.com Content" shall mean all materials delivered by
pharmachannel.com to Town Pages for display on Town Pages Site, including without limitation the pharmachannel.com Marks, the Editorial Content, "buttons", "banners", and other materials described in Exhibit A
("pharmachannel.com Content").

" pharmachannel.com Marks" shall mean the trademarks, logos and other product and service identifiers of pharmachannel.com described in Exhibit B ("Marks"), and as may be modified from time to time during the Term upon the agreement of the parties.

"Phase" shall mean the periods of time and the corresponding work assigned to such periods as described in Exhibit C ("Phases"). For purpose of this Agreement, there shall be three (3) Phases, designated as "Phase I", "Phase II" and "Phase III".

"Receiving Party" shall have the meaning assigned to it in Section 9 ("Confidentiality").

"Registered User" shall mean an End User who has registered at Town Pages Site.

"Registration Page" shall mean the web page so designated by Town Pages at Town Pages Site.

"Template" shall have the meaning assigned to it in Subsection 8.2 ("Template").

"Term" shall have the meaning assigned to it in Section 12 ("Term and Termination").

"Town Pages Site" shall mean http://www.townpages.co.uk, www.townpages.org, or such other site so designated by Town Pages.

"Town Pages Marks" shall mean the domain name and Town Pages trademarks, service marks, logos and other company and product identifiers provided by Town Pages to pharmachannel.com under this Agreement, and as may be added to, deleted from or modified from time to time by Town Pages.

"Health Services Company" shall have the meaning assigned to it in Subsection
3.1 ("Exclusive Health Services Relationship").

"User Information" shall have the meaning assigned to it in Section 11 ("User Information and Registration Data").


2.  Phase I Services

The parties shall provide Phase I Services as provided herein and as provided in Exhibit C ("Phases"):

2.1 E-mail or other approved Promotion. At least one (1) time each calendar quarter during the Term, commencing with the Effective Date, Town Pages will direct an e-mail or other approved promotion campaign to all Registered Users. Such e-mail or other approved promotion campaign shall, at a minimum, reasonably promote the Co-Branded Site, and may, at Town Pages discretion, include additional material regarding Town Pages and its goods and services.



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    2.2 Framing. TownPages in its sole discretion may frame all or any part of the pharmachannel.com website (currently, "http//www.pharmachannel.com."), or the Co-Branded Site.

3.  Phase II Services.

The parties shall provide Phase II Services as provided herein and as provided in Exhibit C ("Phases"):

    3.1 Exclusive Health Services Relationship. Town Pages shall not, during the Term, enter into any agreements with any of the companies ("Health Services Companies") described in Exhibit F ("Health Services Companies") whereby such Health Services Companies shall provide auto-related content substantially similar to that listed in Exhibit A ("pharmachannel.com Content") to Town Pages and receive placement of the trademarks, logos, or other company or product identifiers on Town Pages Site. Notwithstanding the foregoing: (a) Town Pages shall not be restricted in any manner from accepting banner ads or banner-like ads from any party; and (b) the foregoing restriction shall not apply to Registered User web pages (including any "Town Pages Stores" located at such web pages) hosted by Town Pages.

        3.2 Co-Branded Site. pharmachannel.com shall, according to the schedule contained in Exhibit C ("Phases"), develop and operate the web site created by Town Pages (the "Co-Branded Site"), to be located at one (1) or more server computers provided by Town Pages, which shall include content provided by pharmachannel.com entered by means of and reflecting the user interface of the Templates as licensed by Town Pages pursuant to Section 8 ("Licenses and Standards"). The design, layout, and "look & feel" of the Co-Branded Site shall be mutually agreed to by the parties.

        3.3  Placement.

             (a) Linking to Co-Branded Site. Town Pages shall link by contextual links, "buttons", or similar identifiers determined by Town Pages, from Town Pages Site to the Co-Branded Site. The specific pages at Town Pages Site from which such links may be made shall be determined by and agreed to by both parties, but may include the following pages either directly or indirectly as may exist as of the Effective Date, or as may be created or modified by Town Pages during the Term:

                (i)    Town Pages homepage

                (ii)   All Town Pages Local Home Pages


            (b) The rate per page view will be (pound)4.50 per 1,000 views. pharmachannel.com will be invoiced on the 15th of each month for the page views as at the end of the previous calendar month.

4.      Phase III Services.

The parties shall provide Phase III Services as provided herein and as provided in Exhibit C ("Phases");



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        4.1 Affiliate Program. At the discretion of pharmachannel.com, Town
Pages shall promote an affiliate program, to be determined solely by Town Pages, to be located on the Town Pages Site, or such other location as determined by Town Pages, to allow Registered Users who have personal home pages located at Town Pages Site to place on such home pages certain pharmachannel.com Content with links to the Co-Branded Site.


5.      Content and Liability.

        5.1 pharmachannel.com Content. In addition to all other obligations of pharmachannel.com with respect to the Phases, pharmachannel.com shall also from time to time during the Term promptly deliver to Town Pages or direct to the server provided by Town Pages as determined by Town Pages, the pharmachannel.com Content described in Exhibit C ("Phases"), and shall continue to provide such pharmachannel.com Content during the Term of the Agreement in accordance therewith. Such pharmachannel.com Content shall be provided in file transfer protocol ("ftp") format, at least one (1) time each week.

     5.2 Liability. As between Town Pages and pharmachannel.com, pharmachannel.com is solely responsible for any legal liability arising out of or relating to pharmachannel.com Content or the Co-Branded Site. The pharmachannel.com Content and the Co-Branded Site: (a) shall not infringe any third party's copyright, patent, trademark, trade secret, or other proprietary rights or rights of publicity or privacy; (b) shall not violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising); (c) shall not be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) shall not be obscene, pornographic or indecent or contain child pornography; and (e) shall not contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.


6.      Payment.

        6.1    Fees.  Payment is due within 14 days of invoice.

        6.2 Taxes. All fees and payments stated herein exclude and pharmachannel.com shall pay, any sales, use, property, license, value added, withholding, excise or similar tax, federal, state or local, related to such payments or the parties' performance of their obligations or exercise of their rights under their Agreement and any related duties, tariffs, imposts and similar charges, exclusive of taxes based on Town Pages net income.

7.      Support.

At its sole expense, pharmachannel.com shall be responsible for, and shall provide, all customer and technical support for End Users relating to the Co-Branded Site, Town Pages may redirect any End User inquiries regarding the auto component of the Co-Branded Site to pharmachannel.com.



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8.      Licenses And Standards.

        8.1 Content. pharmachannel.com hereby grants to Town Pages a non-exclusive, nontransferable worldwide, royalty-free license (without the right to grant sublicenses) to use, download, or distribute publicly perform, publicly display and digitally perform the pharmachannel.com Content on or in conjunction with Town Pages Site, and Town Pages performance under this Agreement.

        8.2 Templates. Town Pages hereby grants to pharmachannel.com a non-exclusive, non-transferable, worldwide royalty-free license (without the right to grant sublicenses) to install the object code version of the software ("Templates") described in EXHIBIT E ("TEMPLATES") solely at the Co-Branded Site, and solely to use and to permit End Users to use the Template pursuant to the use of such Co-Branded Site. The Templates shall at all times remain the sole and exclusive property of Town Pages, subject only to the license expressly granted herein.

pharmachannel.com understands and agrees that Town Pages may, from time to time and in Town Pages discretion, provide modified, updated, correct or enhanced versions of the Templates to pharmachannel.com, and pharmachannel.com shall replace the prior version with such new version within a reasonable amount of time. In the event the Templates is modified, updated, corrected or enhanced within six months from the Effective Date, Town Pages shall reimburse pharmachannel.com for any costs incurred in implementing such Templates.

        8.3 Trademarks. pharmachannel.com hereby grants Town Pages a non-exclusive, nonsublicenseable license to use the pharmachannel.com Marks in links to and advertisements and promotions for Town Pages Site. Town Pages hereby grants to pharmachannel.com a non-exclusive, nonsublicenseable license to use Town Pages Marks on the Co-Branded Site.

        8.4 Restrictions. Each party, as a trademark owner hereunder, may terminate the foregoing trademark license if, in its sole discretion, the licensee's use of the marks does not conform to the such party's standards; alternatively, the owner may specify that certain pages of the licensee's website may not contain the licensed marks; provided, however, the objecting party must state in writing the basis for the objection and provide the other party with a reasonable opportunity to cure such offending action. Title to and ownership of the owner's marks shall remain with the owner. The licensee shall use the marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not form any combination marks with the owner's marks. The licensee shall not take any action inconsistent with ownership of the marks and any benefits accruing from use of such trademarks shall automatically vest in the owner.

9.      Confidentiality.

        9.1 Confidential Information. Each party (the "Disclosing Party") may from time to time during the Term of this Agreement disclose to the other party (the "Receiving Party") certain non-public information regarding the Disclosing Party's business, including technical, marketing, financial, personnel, planning, and other information ("Confidential Information"). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend 'confidential', 'proprietary', or with similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing within thirty (30) days after the date of oral disclosure. Regardless of whether so marked, however, any



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non-public information regarding the Template, including the Template itself, shall be deemed to be the Confidential Information of Town Pages.

        9.2 Protection of Confidential Information. Except as expressly permitted by this Agreement, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party using the same degree of care which the Receiving Party ordinarily uses with respect to its own proprietary information, but in no event with less than reasonable care. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and shall limit the disclosure of the Confidential Information of the Disclosing Party to the employees or agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and with respect to agents who are recipients of the Confidential Information of the Disclosing Party, who are bound in writing by confidentiality terms no less restrictive than those contained herein. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreement copies shall themselves be deemed the Confidential Information of the Receiving Party.

        9.3 Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which:
(a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; (b) was or has been disclosed by the Disclosing Party to a third party without obligation of confidence; (c) was or becomes lawfully known to the general public without breach of this Agreement; (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (e) is approved in writing by the Disclosing Party for disclosure by the Receiving Party; (f) is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or (g) is required to be disclosed by law or by the order or a court or similar judicial or administrative body, including as part of any filing with the Securities Exchange Commission; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party's expense, in the obtaining of a protective or similar order with respect thereto.

        9.4 Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form: (a) upon the written request of the Disclosing Party (except for Software or Modified Software contained in such Confidential Information); or (b) upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that it has done so.


10.     USER INFORMATION AND REGISTRATION DATA.

        10.1 User Information. Any information or data collected from or about End Users (including without limitation voluntarily-disclosed information, any information pharmachannel.com collects regarding End Users from their access or use of the Co-Branded Site (including without limitation all statistical, demographic and psychographic information about such End Users) and any reports about traffic (collectively, "User Information")) shall be owned exclusively by Town Pages. However, during the Term of this Agreement, pharmachannel.com hereby grants to Town Pages a nonexclusive, nontransferable, nonsublicenseable license to use User Information only as required to exercise its rights and carry out its obligations hereunder.



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pharmachannel.com acknowledges that the User Information constitutes extremely valuable trade secrets of Town Pages. pharmachannel.com shall not use the User Information for any purpose other than as expressly granted under this Agreement nor disclose the User Information to any third party. Without limiting the foregoing, under no circumstances may pharmachannel.com send unsolicited emails to any End Users, nor may pharmachannel.com permit or authorize any third parties to do so. pharmachannel.com shall use at least industry-standard methods to protect the security of User Information. This Subsection 10.1 ("User Information") shall not apply to End Users who (a) have registered as pharmachannel.com users, including pursuant to Subsection 2.1 ("Opt In' Registration") and; or (b) are or become customers of pharmachannel.com.

        10.2 Registration Data. As part of the User Information, Town Pages shall provide to pharmachannel.com the email addresses and names of Registered Users.

11.     Disclaimer of Warranties.

EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

12.     Term and Termination.

        12.1 Term. The term of this Agreement ("Term") shall continue for a period of three (3) years following the Effective Date.

        12.2 Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by either party upon notice for the material breach of this Agreement by the other party which breach has remained uncured for a period of thirty (30) days from the date of written notice thereof.


        12.3 Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, all licenses granted hereunder shall immediately terminate, and each party shall promptly remove all references to the other party's trademarks from any site that caches, indexes or links to such party's site.

13.     Survival.

Upon the expiration or termination of this Agreement, Section 1 ("Definitions"), Subsection 5.2 ("Liability"), Section 9 ("Confidentiality"), Section 11 ("Disclaimer of Warranties"), Subsection 12.4 ("Effect of Expiration or Termination"), Section 13 ("Survival"), Section 14 ("Limitation of Liability"),
Section 15 ("Indemnity") and Section 16 ("General Provisions") shall survive and continue to bind the parties.

14.     Limitation on Liability.



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EXCEPT IN THE EVENT OF A BREACH OF SECTION 8 ("LICENSES AND STANDARDS") OR
SECTION 9 ("CONFIDENTIALITY"), NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EXCEPT IN THE EVENT OF A BREACH OF SECTION 8 ("LICENSES AND STANDARDS") OR SECTION 9 ("CONFIDENTIALITY"), A FAILURE TO PAY FEES OWED, OR AN INDEMNITY CLAIM, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS ACTUALLY PAID PHARMACHANNEL.COM TO TOWN PAGES HEREUNDER.

15.     Indemnity.

Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, damages costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from: (a) the Indemnifying Party's acts, omissions or misrepresentations to the extent that the Indemnified Party is deemed a principal of the Indemnifying Party, (b) the violation of any third party proprietary right by the Indemnifying Party's domain name, software or any content provided by the Indemnifying Party (including without limitation the pharmachannel.com Content) for use on the Indemnified Party's servers, or (c) breach of Subsection 16.5 ("Compliance with Laws"). In addition, pharmachannel.com shall indemnify Town Pages against any and all claims, losses, damages, costs and expenses, including reasonable attorneys' fees, which Town Pages may incur as a result of claims in any form by third parties arising from; the content on the Co-Branded Site. The foregoing obligations are conditioned on the Indemnified Party's giving the Indemnifying Party notice of the relevant claim, cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval.
The Indemnified Party shall have the right to participate in the defense at its expense.

16.     General Provisions.

        16.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the United Kingdom without giving effect to conflict of laws principles. Both parties consent to jurisdiction in the United Kingdom and further agree that any cause of action arising under this Agreement shall be brought in a court in the United Kingdom. The parties exclude the application of The United Nations Convention on Contracts for the International Sale of Goods from this Agreement.

        16.2 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

        16.3 Force Majeure. If performance hereunder is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of a party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference. Each party acknowledges that the



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operation of the other party's website and services may be interfered with by numerous factors outside of a party's control, and Town Pages does not guarantee continuous or uninterrupted display of pharmachannel.com Content.

16.4 Independent Contractors. The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchisor- franchisee relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

      16.5 Compliance with Laws. At its own expense, each party shall comply with all applicable laws, regulations, rules, ordinances and orders regarding the marketing, promotion and performance of its obligations hereunder, including without limitation the operation of the Co-Branded Site and its other activities related to this Agreement.

      16.6 Notice. Any notices hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Notice shall be deemed given: upon personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

      16.7 Entire Agreement; Waiver. This Agreement sets forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of this Agreement. It may be changed only by a writing signed by Town Pages and pharmachannel.com. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

      16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Medic Media Inc               Town Pages Limited


By:                                         By:
      ------------------------------           ------------------------------

Title:    Director                          Title: Director


Date:                                       Date:
        ------------------------------           ------------------------------




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                                    Exhibit A
                            pharmachannel.com.Content


Content
News
Journa1s
Patients Information
Biospace
Libraries
Dietary Information
Fitness Information

Format to be designed by Town Pages to approval of pharmachannel.com.




















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                                    Exhibit B
                                      Marks


To Be Attached
































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                                    Exhibit C
                                     Phases

Phase I
(To commence upon the Effective Date and to continue for the Term of the Agreement)

Promotional Matters

Phase II
(To commence the second calendar quarter of the first term and to continue for the Term of the Agreement)

Site Integration

Phase III
(To commence the third calendar quarter of the first term and to continue for the Term of the Agreement)

























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                                    Exhibit D
                                    Locations

Strategic Locations through out the Town Pages site to be agreed by both parties.




















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                                    EXHIBIT E
                                    Template

Subject to Subsection 8.2 ("Templates"), the initial Templates shall be created, designed and programmed by Town Pages subject to design approval of pharmachannel.com such as to provide a user interface and design format for entering the content into the Co-branded site.



















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                                    Exhibit F
                            Health Services Companies


Health Service Companies shall mean all companies that provide full hea1th content, including, but not limited to:

Medscape
Onhealth
Thrive
Mediconsult
Pharamceutical Information Network
Healthy Ideas








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